Exhibit 99.1

Sound Financial Bancorp, Inc. Reports First Quarter
Net Income of $1.1 million or $0.43 per diluted share
Board Declares Dividend of $0.075 per share

Seattle, Wash., April 28, 2016 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.1 million for the quarter ended March 31, 2016, or diluted earnings per share of $0.43, as compared to net income of $1.2 million, or diluted earnings per share of $0.48, for the quarter ended December 31, 2015 and $1.2 million, or diluted earnings per share of $0.46, for the quarter ended March 31, 2015.

“The continued strong economy and low unemployment in our market supported recent increases in loan production, but payoffs, particularly in our multifamily and one-to-four family loan portfolios, impacted our overall net loan growth.” said Laurie Stewart, President and CEO of both Sound Financial Bancorp, Inc. and Sound Community Bank, “Limited residential inventory in the Seattle MSA as well as an upward movement in mortgage rates adversely impacted residential production, the  gain on sale of loans and the value of our mortgage servicing asset.  Despite these headwinds, pretax earnings quarter over quarter and year over year remain consistent.”

The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.075 per share, payable on May 26, 2016 to stockholders of record as the close of business on May 10, 2016.

Highlights for the first quarter include:

●	Net loans increased 0.6% to $457.7 million at March 31, 2016, from $454.8 million at December 31, 2015 and increased 9.3% from $418.7 million at March 31, 2015;
●	Diluted earnings per share decreased 10.4% to $0.43, for the first quarter from $0.48 for the quarter ended December 31, 2015 and 6.5% from $0.46 for the same period last year;
●	Deposits increased 1.8% to $448.1 million at March 31, 2016, from $440.0 million at December 31, 2015 and increased 7.7% from $416.2 million at March 31, 2015;
●	Provision for loan losses increased to $150,000 for the first quarter from none for the quarter ended December 31, 2015, and increased $50,000 or 50.0% from $100,000 for the same period last year;
●	Net charge-offs totaled $77,000 for the quarter ended March 31, 2016, compared to $46,000 for the quarter ended December 31, 2015 and $51,000 for the quarter ended March 31, 2015.
●	The Company’s book value per share at March 31, 2016, increased to $22.39 from $22.08 at December 31, 2015, and $20.48 at March 31, 2015.

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution at March 31, 2016.

Operating Results
Net interest income decreased $24,000, or 1.4%, and was $5.3 million for both the quarter ended March 31, 2016, and the quarter ended December 31, 2015 and increased $636,000, or 13.6%, from $4.7 million for the quarter ended March 31, 2015.  The change from the prior quarter was primarily a result of lower average loan yields and higher average balances of interest-bearing deposits. The change from the comparable period a year ago was primarily a result of higher average loan balances partially offset by higher average balances of interest-bearing deposits, in particular interest-bearing demand deposits. Average net loans were $455.0 million for the three months ended March 31, 2016 compared to $446.4 million for the three months ended December 31, 2015 and $426.5 million for the three months ended March 31, 2015.  The weighted average yield on the loan portfolio was 5.18% for the quarter ended March 31, 2016, compared to 5.39% for the quarter ended December 31, 2015 and 4.94% for the quarter ended March 31, 2015.

The total average cost of deposits decreased to 0.61% during the quarter ended March 31, 2016, from 0.62% during the quarter ended December 31, 2015 and 0.64% during the quarter ended March 31, 2015.  This decrease was the primarily the result of lower interest costs on interest bearing checking and money market accounts. The total average cost of borrowings increased to 0.52% during the quarter ended March 31, 2016, from 0.40% during the quarter ended December 31, 2015 and 0.46% for the quarter ended March 31, 2015.  This increase was a result of an increase in overnight borrowing rates in the current period compared to the prior periods reflecting the recent increase in the federal funds rate.

The net interest margin was 4.25% for the quarter ended March 31, 2016, compared to 4.40% for the quarter ended December 31, 2015 and 4.06% for the quarter ended March 31, 2015.  The decline compared to the prior quarter was primarily a result of a decrease in the average loan yield as higher yielding loans repaid at a faster rate than loans originated at lower current interest rates. The increase compared to the year ago period was due to higher average loan yields reflecting the increase in the amount of higher yielding nonresidential loans in our portfolio.

The provision for loan losses in the quarter ended March 31, 2016 was $150,000, compared to no loan loss provision for the quarter ended December 31, 2015 and $100,000 for the quarter ended March 31, 2015.  The increase from the quarters ended December 31, 2015 and March 31, 2015 was primarily due to an increase in impaired loans during the current quarter. The additional provision was also partly due to higher average net loan balances and higher net loan charge-offs in the quarter ended March 31, 2016.

Noninterest income decreased $142,000, or 12.7%, to $977,000 for the quarter ended March 31, 2016, compared to $1.1 million for the quarter ended December 31, 2015.  Noninterest income decreased $194,000, or 16.6%, from $1.2 million for the quarter ended March 31, 2015.  The decrease was primarily a result of lower loan fee income and a negative $113,000 compared to a positive $63,000 fair value adjustment on mortgage servicing rights in the prior quarter offsetting an increase in gain on sale of loans during the three months ended March 31 2016. The decrease in noninterest income compared to the year ago quarter was primarily a result of lower gain on sale of loans, loan fee income and mortgage servicing income, partially offset by a lesser negative fair value adjustment on mortgage servicing rights.

Noninterest expense decreased $217,000, or 4.6%, to $4.5 million for the quarter ended March 31, 2016, compared to $4.7 million for the quarter ended December 31, 2015.  The decrease was primarily a result of lower regulatory, data processing and other real estate owned (“OREO”) related expenses, partially offset by increased salary and occupancy expense. Noninterest expense increased $437,000, or 10.9% during the quarter ended March 31, 2016 compared to  $4.0 million for the quarter ended March 31, 2015, primarily from higher salaries and benefits due to an increase in full time equivalent employees and increased operations, occupancy and regulatory expenses, partially offset by lower OREO related expenses.

The efficiency ratio for the quarter ended March 31, 2016 was 70.27%, compared to 69.30% for the quarter ended December 31, 2015 and 67.45% for the quarter ended March 31, 2015.  The increase in the efficiency ratio compared to the prior quarter was primarily due to lower net interest and non-interest income which was partially offset by lower noninterest expense.  The increase in the efficiency ratio compared to the year ago quarter was primarily due to higher noninterest expense, partially offset by higher net interest income.

Balance Sheet Review, Capital Management and Credit Quality
The Company's total assets as of March 31, 2016 were $543.5 million, compared to $540.8 million at December 31, 2015 and $491.7 million as of March 31, 2015.  The increase from the prior quarter was primarily a result of higher loan and cash balances, partially offset by a lower balance of securities available for sale.  The increase from a year ago was primarily a result of higher ending loan and cash balances, which increased $39.3 million and $14.5 million, respectively, from March 31, 2015.

Investment securities available-for-sale totaled $6.3 million at March 31, 2016, compared to $6.7 million at December 31, 2015 and $8.7 million at March 31, 2015.  This decrease was a result of principal repayments and prepayments in the quarter ended March 31, 2016.  At March 31, 2016, the securities available-for-sale portfolio was comprised of $3.8 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $2.1 million in municipal bonds and $415,000 in private-label mortgage-backed securities.

Gross loans totaled $462.4 million at March 31, 2016, compared to $459.5 million at December 31, 2015 and $423.1 million at March 31, 2015.  Year over year we experienced growth in every loan category except for home equity loans. Year over year, we increased other consumer loans by 59.0% primarily due to increased lending on floating homes.  At March 31, 2016, commercial and multifamily real estate loans accounted for 37.2% of the gross loan portfolio and residential real estate loans accounted for 30.9% of the loan portfolio.  Home equity, manufactured, and other consumer loans accounted for 15.0% of the loan portfolio.  Construction and land loans accounted for 12.5% of the loan portfolio and commercial business loans accounted for the remaining 4.4% of the loan portfolio.

Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings (“TDRs”), OREO and other repossessed assets increased to $3.0 million, or 0.54% of total assets, at March 31, 2016 compared to $2.9 million, or 0.54% of total assets at December 31, 2015 and decreased from $3.7 million, or 0.75% of total assets at March 31, 2015.

The following table summarizes our nonperforming assets:
Nonperforming Loans:	At Mar 31, 2016		At Dec 31, 2015		At Mar 31, 2015
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,576	53.4%	$1,640	56.6%	$1,063	28.7%
Home equity loans	435	14.8	428	14.8	364	9.8
Commercial and multifamily	-	-	-	-	1,621	43.7
Construction and land	-	-	-	-	81	2.2
Manufactured	78	2.6	62	2.1	79	2.1
Other consumer	24	0.8	-	-	2	0.1
Commercial business	7	0.2	-	-	-	-
Total nonperforming loans	2,120	71.8	2,130	73.5	3,210	86.5
OREO and Other Repossessed Assets:
One- to four- family	205	7.0	159	5.5	433	11.7
Commercial and multifamily	600	20.3	600	20.7	-	-
Manufactured	27	0.9	10	0.3	66	1.8
Total OREO and other repossessed assets	832	28.2	769	26.5	499	13.5
Total nonperforming assets	$2,952	100.0%	$2,899	100.0%	$3,709	100.0%

The following table summarizes the allowance for loan losses:
	For the Quarter Ended:
Allowance for Loan Losses (in $000s, unaudited)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
Balance at beginning of period	$4,636	$4,682	$4,387
Provision for loan losses during the period	150	-	100
Net loan charge-offs during the period	(77)	(46)	(51)
Balance at end of period	$4,709	$4,636	$4,436

Allowance for loan losses to total loans	1.02%	1.01%	1.05%
Allowance for loan losses to total nonperforming loans	222.12%	217.65%	138.24%

The increase in the allowance for loan losses at March 31, 2016, compared to the prior quarter was primarily due to an increase in impaired loans during the quarter as well as changes in the composition of our loan portfolio. The increase in the allowance for loan losses compared to the comparable period last year was due and increase in impaired loans and in increase in the overall loan portfolio balances.  Net charge-offs totaled $77,000 for the quarter ended March 31, 2016, compared to net charge-offs of $46,000 for the quarter ended December 31, 2015 and $51,000 for the quarter ended March 31, 2015.

Deposits increased to $448.1 million at March 31, 2016, compared to $440.0 million at December 31, 2015 and $416.2 million at March 31, 2015.  FHLB borrowings decreased to $31.4 million at March 31, 2016, compared to $40.4 million at December 31, 2015. FHLB borrowings increased 70.4% at March 31, 2016 from $18.4 million at March 31, 2015.  Excess funds from increased deposits during the quarter ended March 31, 2016 were used to reduce borrowings. The increase in borrowings was a result of the Company maintaining higher levels of on-balance sheet liquidity and to fund loan growth.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in $000s, unaudited)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
Interest income	$6,041	$6,046	$5,377	(0.1)%	12.3%
Interest expense	717	698	689	2.7	4.1
Net interest income	5,324	5,348	4,688	(0.4)	13.6
Provision for loan losses	150	-	100	nm	50.0
Net interest income after provision for loan losses	5,174	5,348	4,588	(3.3)	12.8
Noninterest income:
Service charges and fee income	592	647	645	(8.5)	(8.2)
Increase in cash surrender value of life insurance	84	85	84	(1.2)	0.0
Mortgage servicing income	204	169	255	20.7	(20.0)
Fair value adjustment on mortgage servicing rights	(113)	63	(178)	(279.4)	(36.5)
Loss on sale of securities	-	-	(31)	nm	nm
Gain on sale of loans	210	155	396	35.5	(47.0)
Total noninterest income	977	1,119	1,171	(12.7)	(16.6)
Noninterest expense:
Salaries and benefits	2,563	2,511	2,255	2.1	13.7
Operations expense	972	974	903	(0.2)	7.6
Regulatory expense	155	270	66	(42.6)	134.9
Occupancy expense	385	307	325	25.4	18.5
Data processing	386	483	403	(20.1)	(4.2)
Net loss on OREO and repossessed assets	-	133	72	(100.0)	(100.0)
Total noninterest expense	4,461	4,678	4,024	(4.6)	10.9
Income before income taxes	1,690	1,789	1,735	(5.5)	(2.6)
Income tax expense	583	613	527	(4.9)	10.6
Net income	$1,107	$1,176	$1,208	(5.9)%	(8.4)%

KEY FINANCIAL RATIOS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(unaudited	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
Return on average assets	0.83%	0.94%	0.98%	(11.7)%	(15.3)%
Return on average equity	8.05	9.08	9.31	(12.1)	(14.3)
Net interest margin	4.25	4.40	4.06	(3.4)	4.7
Efficiency ratio	70.27%	69.30%	67.45%	1.4%	5.0%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in 000s, except per share data, unaudited)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
Basic earnings per share	$0.45	$0.49	$0.48	(8.2)%	(6.2)%
Diluted earnings per share	$0.43	$0.48	$0.46	(10.4)	(6.5)
Weighted average basic shares outstanding	2,478	2,467	2,525	0.4	2.2
Weighted average diluted shares outstanding	2,572	2,561	2,602	0.4	(1.2)
Common shares outstanding at period-end	2,481	2,470	2,528	0.4	(1.9)
Book value per share	$22.39	$22.08	$20.48	1.4%	9.3%

CONSOLIDATED BALANCE SHEET (in $000's)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Sequential Quarter % Change	Year over Year % Change
ASSETS	(unaudited)		(unaudited)
Cash and cash equivalents	$49,679	$48,264	$35,223	2.9%	41.0%
Securities available-for-sale, at fair value	6,286	6,696	8,717	(6.1)	(27.9)
Loans held-for-sale	1,186	2,091	1,426	(43.3)	(16.8)
Loans:
One- to four- family residential	142,760	138,164	129,512	3.3	10.2
Home equity	32,022	31,573	33,981	1.4	(5.8)
Commercial and multifamily	172,206	176,737	169,322	(2.6)	1.7
Construction and land	57,752	57,043	44,667	1.2	29.3
Manufactured homes	14,247	13,798	12,617	3.3	12.9
Other consumer	23,215	22,859	14,604	1.6	59.0
Commercial business	20,230	19,295	18,397	4.8	10.0
Total loans, gross	462,432	459,469	423,100	0.6	9.3
Allowance for loan losses	(4,709)	(4,636)	(4,436)	1.6	6.2
Loans, net	457,723	454,833	418,664	0.6	9.3
Accrued interest receivable	1,595	1,608	1,448	(0.8)	10.2
Bank-owned life insurance	11,829	11,746	11,492	0.7	2.9
OREO and other repossessed assets, net	832	769	499	8.2	66.7
Mortgage servicing rights, at fair value	3,096	3,249	2,890	(4.7)	7.1
FHLB stock, at cost	1,903	2,212	2,200	(14.0)	(13.5)
Premises and equipment, net	5,252	5,335	5,604	(1.6)	(6.3)
Other assets	4,157	3,957	3,545	5.1	17.2
Total assets	543,538	540,760	491,708	0.5	10.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	51,139	48,067	44,641	6.4	14.6
Demand deposit, interest-bearing	135,879	127,392	107,589	6.7	26.3
Savings	39,247	38,833	34,541	1.1	13.6
Money market	51,829	54,046	54,372	(4.1)	(4.7)
Time deposits	166,744	168,880	171,930	(1.3)	(3.0)
Escrow	3,283	2,806	3,147	17.0	4.3
Total deposits	448,121	440,024	416,220	1.8	7.7
Accrued interest payable and other liabilities	8,489	5,781	5,296	46.9	60.3
Borrowings	31,374	40,435	18,417	(22.4)	70.4
Total liabilities	487,984	486,240	439,933	0.4	10.9
Shareholders' equity:
Common stock	25	25	25	0.0	0.0
Paid-in capital	23,109	23,002	24,818	0.5	(6.9)
Unearned shares – ESOP	(911)	(911)	(1,140)	0.0	(20.1)
Retained earnings	33,161	32,240	27,907	2.9	18.8
Accumulated other comprehensive income	170	164	165	3.7	3.0
Total shareholders' equity	55,554	54,520	51,775	1.9	7.3
Total liabilities and shareholders' equity	$543,538	$540,760	$491,708	0.5%	10.5%

CREDIT QUALITY DATA (in $000's, unaudited)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,377	$1,042	$1,223	32.1%	12.6%
Loans 90+ days past due and still accruing	17	117	-	(85.5)	nm
Nonperforming TDRs	726	971	1,987	(25.2)	(63.5)
Total nonperforming loans	2,120	2,130	3,210	(0.5)	(34.0)
OREO and other repossessed assets	832	769	499	8.2	66.7
Total nonperforming assets	$2,952	$2,899	$3,709	1.8%	(20.4)%

CREDIT QUALITY DATA (continued) (in $000's, unaudited)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Sequential Quarter % Change	Year over year % Change
Performing TDRs on accrual	$4,808	$5,073	$4,868	(5.2)%	(1.2)%
Net charge-offs during the quarter	77	46	51	67.4	51.0
Provision for loan losses during the quarter	150	-	100	(62.5)	50.0
Allowance for loan losses	4,709	4,636	4,436	1.6	6.2
Classified assets	6,910	3,726	4,104	85.5	68.4
Allowance for loan losses to total loans	1.02%	1.01%	1.05%	1.0	(2.9)
Allowance for loan losses to total nonperforming loans	222.12%	217.65%	138.24%	2.1	60.7
Nonperforming loans to total loans	0.46%	0.47%	0.77%	(2.1)	(40.3)
Nonperforming assets to total assets	0.54%	0.54%	0.75%	0.0	(28.0)

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Sound Community Bank:
Loan to deposit ratio	102.14%	103.37%	100.59%	(1.2)%	1.5%
Noninterest-bearing deposits / total deposits	12.14	11.78	11.48	3.1	6.2
Leverage ratio	10.14	10.19	9.97	(0.5)	1.7
Common Equity Tier 1 risk-based capital ratio	12.12	11.70	12.47	3.6	(2.8)
Tier 1 risk-based capital ratio	12.12	11.70	12.47	3.6	(2.8)
Total risk-based capital ratio	13.21%	12.72%	13.60%	3.7	(2.9)
Total risk-weighted assets	$447,038	$453,345	$392,549	(1.4)%	13.9%
Sound Financial Bancorp, Inc. :
Average total assets for the quarter	535,271	521,126	492,472	2.7%	8.7%
Average total equity for the quarter	$55,037	$53,756	$51,875	2.4%	6.1%

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305